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                                                                 Exhibit 99.2A.1

                             CERTIFICATE OF TRUST
                                      of
                          SAL Trust Preferred Fund I

This Certificate of Trust for SAL Trust Preferred Fund I, a business trust registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. 12, (S) 3801 et seq. (1999)) and sets forth the following:
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1.   The name of the trust is:
     SAL Trust Preferred Fund I

2.   The business address of the registered office of SAL Trust Preferred Fund I
     and of the   registered agent of the Trust for service of process is:

     The Corporation Trust Company
     1209 Orange Street
     Wilmington, Delaware  19801, County of Newcastle

3.   This certificate shall be effective upon filing.
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This certificate is executed this 24th day of June 1999 in Birmingham, Alabama, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustees belief or knowledge.



 /s/ James S. Holbrook
 ------------------------
James S. Holbrook, Jr.
Initial Trustee